Exhibit 99.1

NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION CONFIRMS THIRD QUARTER EARNINGS GUIDANCE AND ANNOUNCES ITS THIRD QUARTER 2005 CONFERENCE CALL
ST. LOUIS, October 14, 2005 — Maverick Tube Corporation (NYSE:MVK) announced today its expectation to report earnings, including the impact of Hurricane Rita, losses from discontinued operations and severance costs, in the upper range of its previously announced earnings guidance of $0.80 — $0.90 for the third quarter. Maverick will broadcast its financial results for the third quarter 2005 on October 25, 2005 at 10:00 a.m. CT via live Internet Webcast. Maverick’s management will discuss various aspects of its third quarter financial report, review key factors impacting its business and answer questions from the investment community.
The conference broadcast can be accessed at the Investor Relations section of the Company’s website, located at http://www.mavericktube.com. A replay of the conference call will also be available at the Investor Relations section of the Company’s website, after 1:00 p.m. CT on October 25, 2005.
The Company’s financial results are expected to be released after the close of trading on the New York Stock Exchange on Monday, October 24, 2005.
Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.